Exhibit 4.1

FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT (the “First Amendment”), is dated and effective as of March 5, 2014 (the “Effective Date”), and is by and among Whitney Bank, a Louisiana state chartered bank (“Bank”), PHI, Inc., formerly named Petroleum Helicopters, Inc. (hereinafter referred to as “PHI”), PHI Air Medical, L.L.C., successor to Air Evac Services, Inc., PHI Tech Services, Inc., formerly named Evangeline Airmotive, Inc., and International Helicopter Transport, Inc., (individually, collectively and interchangeably, the “Subsidiary Guarantors”).

Recitals

A. PHI, Subsidiary Guarantors and Bank entered into a Second Amended and Restated Loan Agreement dated as of September 18, 2013 (the “Loan Agreement”), pursuant to which Bank issued a Revolving Line of Credit (as defined therein) in the amount of $150,000,000.00 to PHI with a sublimit of $20,000,000.00 to be used to establish standby letters of credit but when issued reduces the amount available under the Revolving Line of Credit (with the Loan Agreement and the First Amendment, collectively referred to as the “Agreement”, as it may be further amended from time to time);

B. PHI is a party to that certain Indenture, dated as of September 23, 2010 (collectively, as amended and supplemented, the “2010 Indenture”), entered into between the Borrower as issuer, the subsidiary guarantors party thereto and The Bank of New York Trust Company, N.A., as trustee, providing for the issuance of $300 million principal amount of senior unsecured notes (the “2010 Notes”).

C. PHI proposes to commence an offer or series of offers (the “Tender Offer”) to purchase or redeem any or all of the 2010 Notes from the holders thereof pursuant to the terms of the Tender Offer and Consent Solicitation and related documents (the “Solicitation”).

D. Simultaneous with the Tender Offer, PHI proposes to make certain amendments as are deemed necessary, appropriate or desirable (the “Proposed Amendments”) to the 2010 Indenture relating to the 2010 Notes, which Proposed Amendments would, among other things, remove substantially all the restrictive covenants, certain events of default and other provisions contained in the 2010 Indenture.

E. PHI proposes to finance the Tender Offer through some combination of the following: (i) cash on hand; and (ii) the issuance and sale of up to a maximum of $500 million in aggregate principal amount of new senior unsecured notes (the “2014 Notes”) in an offering (the “Note Offering”) exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and providing for resale pursuant to Rule 144A and Regulation S under the Securities Act.

F. PHI proposes to issue the 2014 Notes pursuant to an indenture (the “2014 Indenture”) to be executed by and among PHI, the subsidiary guarantors named therein (the “New Indenture Guarantors”) and the trustee under the 2014 Indenture.

G. PHI will sell the 2014 Notes pursuant to a purchase agreement (the “Purchase Agreement”) to be executed by PHI, the New Indenture Guarantors and the purchasers party thereto.

H. As a condition to the purchase of the 2014 Notes, PHI will be required to agree, subject to certain conditions, to issue, pursuant to an exchange offer registered under the Securities Act (the “Exchange Offer”), a separate series of the Senior Notes (the “Exchange Notes”) having substantially the same terms as the 2014 Notes (except that the Exchange Notes will not contain transfer restrictions).

I. Pursuant to the Agreement, PHI may not enter into any transaction that would substantially alter its balance sheet or create any additional obligations for borrowed money without the prior written consent of Bank.

J. PHI would like to amend the Agreement to allow for, among other things, the following: (i) the Tender Offer for the 2010 Notes; (ii) the Proposed Amendments to the 2010 Indenture; (iii) the

offering and issuance of the 2014 Notes pursuant to the 2014 Indenture; (iv) the entering into of the 2014 Indenture; (v) the guarantees granted by the subsidiaries pursuant to the 2014 Indenture; (vi) the offering and issuance of the Exchange Notes pursuant to the Exchange Offer; and (vii) any other transactions necessary to consummate the foregoing.

K. PHI desires to make certain other amendments to accommodate the transactions contemplated hereby, including the ability to exercise early lease buyout options on up to six (6) S-92 helicopters at a cost of approximately $106,700,000.00 (the “Early Buyout”).

L. PHI, Subsidiary Guarantors and the Bank have agreed to enter into this Amendment to amend and modify the Agreement, among other things, to reflect the changes relating to the transactions described above.

NOW THEREFORE, the parties hereby agree as follows:

1. As used herein, capitalized terms not defined herein shall have the meanings attributed to them in the Agreement.

2.	Section C(3) of the Agreement is hereby amended and restated as follows

(3)	Senior Notes. (i) PHI represents, warrants and covenants to the Bank that the terms and conditions of this Agreement do not violate the 2010 Notes, or the 2010 Indenture (individually and collectively, the 2010 Indenture and Notes”); and

(ii)	PHI further represents, warrants and covenants to the Bank that the terms and conditions of this Agreement will not violate the terms and conditions of the offering memorandum dated effective as of March 6, 2014 (the “2014 Offering Memorandum”), pursuant to which PHI will offer the 2014 Notes, which 2014 Notes will be governed by the 2014 Indenture (as all of the foregoing may be amended, supplemented or modified from time to time (individually and collectively, the “2014 Indenture, Notes and Documents” and together with the 2010 Indenture and Notes, the “Indenture, Notes and Documents”)). PHI further represents, warrants and covenants to the Bank that the terms of the 2014 Indenture will not materially vary from and will be consistent with, the terms and conditions of the 2014 Offering Memorandum regarding (i) the description of the notes section of the 2014 Offering Memorandum, (ii) the use of proceeds as summarized in the Use of proceeds portion of the 2014 Offering Memorandum, and (iii) the Certain Covenants (including the limitations on acts that PHI may take), as described in the description of the notes section of the 2014 Offering Memorandum.

(iii)	In connection with the issuance of the 2014 Indenture, PHI and/or its subsidiaries, as applicable, will (i) purchase or redeem all of the 2010 Notes as of the end of the second quarter of 2014, and (ii) exercise the Early Buyout.

3.	Bank does hereby (i) consent to (a) the Tender Offer for the 2010 Notes, (b) the Proposed Amendments to the 2010 Indenture, (c) the offering and issuance of the 2014 Notes pursuant to the 2014 Offering Memorandum and the 2014 Indenture, (d) the entering into of the 2014 Indenture, (e) the guarantees granted by the subsidiaries pursuant to the 2014 Indenture, (f) the offering and issuance of the Exchange Notes pursuant to the Exchange Offer, and (g) and any other transactions necessary to consummate the foregoing and (ii) consent, if required under the Agreement, to the sale and subsequent capital lease of four (4) or more older S-92 helicopters with an estimated total value of up to $100,000,000.00.

4.	Section C(8) (b) of the Agreement is hereby amended and restated as follows:

(8) Financial Covenants and Ratios.

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(b)	Net Funded Debt/Net Worth Ratio. PHI will not at any time permit the ratio of Net Funded Debt to PHI’s consolidated net worth to be more than 1.50 to 1.00.

Eligible Investments shall mean the aggregate amount of Short Term Investments of PHI and/or any of its subsidiaries which (i) exceed the sum of $25,000,000.00 and (ii) are not subject to a lien, privilege, pledge or security interest in favor of any secured creditor and/or are not pledged in connection with the issuance of any stand-by letters of credit on behalf of PHI and/or any of its subsidiaries.

Net Funded Debt shall mean all indebtedness owed to Bank under this Agreement plus the amount of any capital or operating leases entered into by PHI and/or any of its subsidiaries and any other monetary obligation payable over time less Eligible Investments.

Short Term Investments shall mean (a) cash, (b) demand or interest-bearing deposits and certificates of deposits held in the United States where such funds are held with financial institutions that have (i) capital and surplus of not less than $100,000,000.00 or (ii) are fully FDIC-insured, (c) direct obligations of the United States of America which have a maturity of less than two years, (d) commercial paper rated at least “P-1” by Moody’s Investor Service, Inc. or “A-1” by Standard & Poor’s Corporation which have a maturity of less than two years, and/or (e) mutual funds or money market funds managed by any nationally recognized investment advisor that has at least $250,000,000.00 under management.

5.	Section C(11) of the Agreement is hereby amended and restated as follows:

(11)	Indebtedness and Liens. Except (i) as contemplated in this Agreement or as otherwise permitted by the Bank in writing, (ii) in connection with credit card agreements which shall not have outstanding balances in excess of $6,250,000.00, (iii) with respect to the pledge of cash or other liquid assets as security for letters of credit issued by PHI or any of its subsidiaries in an aggregate amount not to exceed $25,000,000.00, (iv) for the 2014 Notes, and (v) as permitted by the 2014 Offering Memorandum and the 2014 Indenture provided such indebtedness is otherwise in compliance with this Agreement, neither PHI nor any of its subsidiaries (x) shall create any additional obligations for borrowed money, or (y) mortgage, pledge, grant a security interest or encumber any of their assets or suffer any liens or indebtedness to exist on any of their assets.

Notwithstanding anything to the contrary herein but subject to the compliance with the Certain Covenants (including the limitations on acts that PHI may take), as provided in the description of the notes portion of the 2014 Offering Memorandum, PHI has the concurrence of Bank to refinance during calendar year 2014, the 2010 Notes with an issuance of the 2014 Notes for the primary purpose of retiring the 2010 Notes, repaying amounts due under the Agreement (which may then become available for reborrowing), purchasing aircraft, including purchasing leased aircraft pursuant to purchase options in the lease, and other general corporate purposes.

6. In connection with the foregoing and only in connection with the foregoing, the Agreement is hereby amended, but in all other respects all of the terms and conditions of the Agreement and all collateral documents, security agreements and guaranties (the “Collateral Documents”) remain unaffected. PHI agrees that this First Amendment amends, modifies and confirms the Agreement but is not a novation of any of its terms.

7. PHI and the Subsidiary Guarantors acknowledge and agree that this First Amendment shall not constitute a waiver of any default(s) under the Agreement, the Collateral Documents or any documents executed in connection therewith, all of Bank’s rights and remedies being preserved and maintained. As of the Effective Date, PHI and the Subsidiary Guarantors hereby represent and warrant to

Bank that (i) no default has occurred under the Agreement and there has not occurred any condition, event or act which constitutes, or with notice or lapse of time (or both) would constitute, a Default under the Agreement, (ii) all representations and warranties contained in the Agreement remain true and correct, and (iii) all covenants contained in the Agreement have been timely and completely performed, except as same may have been waived in writing by Bank. PHI further acknowledges that the consents of the Bank to the acts of PHI, as provided herein, are conditioned upon such acts not creating a Default under the Agreement, as amended hereby. PHI and the Subsidiary Guarantors further acknowledge that the Collateral Documents, including but not limited to the Subsidiary Guaranties, remain in full force and effect and continue to secure the payment and performance of all obligations of PHI to Bank, including but not limited to the Revolving Line of Credit, whether presenting existing or in the future, in accordance with their terms.

8. This First Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this First Amendment is executed as of the Effective Date.

PHI, INC.			WHITNEY BANK

By:	/s/ Trudy P. McConnaughhay		By:	/s/ Nicole Cozic Dugas
	Trudy P. McConnaughhay			Nicole Cozic Dugas
	Title:	Chief Financial Officer		Title:	Vice President

SUBSIDIARY GUARANTORS:

PHI Air Medical, L.L.C.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
	Title:	Manager

INTERNATIONAL HELICOPTER TRANSPORT, INC.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
	Title:	Vice-President

PHI TECH SERVICES, INC.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
	Title:	Vice-President